Exhibit 10.46

                            STOCK EXCHANGE AGREEMENT


     THIS STOCK EXCHANGE AGREEMENT ("Agreement") is made as of this 17th day of December, 1992 by and between THE VADER GROUP, INC., a New York corporation ("Vader") and JELKEN CORP., an Illinois corporation ("Jelken").

                                R E C I T A L S:

     A. Jelken is the holder of (i) 91,500 shares of common stock of IMNET Acquisition Co., a Delaware corporation (the "Company"), (ii) 6,000 shares of Series A preferred stock of the Company, and (iii) 3,000 shares of Series B preferred shares of the Company.

     B. Jelken desires to transfer to Vader the following shares of the stock of the Company (such shares are collectively referred to as the "IMNET Shares"):
(i) 56,547 shares of common stock of the Company, (ii) 3,708 shares of Series A preferred stock of the Company, and (iii) 1,854 shares of the Series B preferred stock of the Company.

     C. In exchange for the IMNET Shares, Vader has paid to Jelken $421,837 (the "Cash Payment"), the receipt of which is hereby acknowledged, and desires to issue to Jelken 80,000 treasury shares of Vader common stock (the "Vader Shares").

     In consideration of the mutual premises, representations and warranties and covenants hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE 1

     Section 1.1 Transfer of the IMNET Shares. Jelken agrees to transfer to Vader the IMNET Shares in exchange for the Cash Payment and the Vader Shares free and clear of all liens, claims, charges or encumbrances of any kind derived from or through Jelken.

     Section 1.2 Transfer of Vader Shares. Vader agrees to issue to Jelken the Vader Shares in exchange for a portion of the IMNET Shares free and clear of all liens, claims, charges or encumbrances of any kind derived from or through Vader.

     Section 1.3 Closing. The closing of the transfer of the IMNET Shares to Vader and the issuance of the Vader Shares shall take place at the offices of Pedersen & Houpt, P.C., Suite 3400., 180 North LaSalle Street, Chicago, Illinois 60601 at 10:00 a.m. on __________________, 1992 or such other place, time and date determined by mutual agreement of Jelken and Vader (the "Closing"). At the Closing, the following steps shall be taken, provided that upon their completion all such steps shall be deemed to have occurred simultaneously:

          (a) Jelken shall deliver to Vader certificates representing or evidencing the IMNET Shares duly endorsed for transfer, accompanied by duly executed stock powers with signatures guaranteed; and

          (b)  Vader shall deliver to Jelken the Vader Shares.


                                    ARTICLE 2

     Section 2.1 Authority of Jelken. Jelken represents and warrants to Vader that it has the full corporate power and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the consent or approval of any other person whomsoever, other than those consents which have already been obtained. This Agreement constitutes the valid and legally binding obligation of Jelken, except ase nforcement may be limited by bankruptcy or similar laws and except as the availability of equitable remedies is subject to judicial discretion.

     Section 2.2 Certain Matters Regarding the IMNET Shares. Jelken represents and warrants to Vader that Jelken owns all of the IMNET Shares free and clear of all liens, claims or other encumbrances other than the rights of Vader thereto, and there are no restrictions on the transfer of such IMNET Shares except as may appear on the face thereof. Upon Closing, the IMNET Shares to be transferred to Vader from Jelken will be owned by Vader free and clear of all liens, claims or other encumbrances derived from or through or known to Jelken. Jelken further represents that it is acquiring the Vader Shares for investment and not with a view to the distribution thereof.


                                    ARTICLE 3

     Section 3.1 Authority of Vader. Vader represents and warrants to LOP that it has the full corporate power and authority to execute and deliver this Agreement, to perform hereunder, and to consummate the transactions contemplated hereby without the consent or approval of any other person whomsoever, and that this Agreement constitutes the valid and legally binding obligation of Vader, except as enforcement may be limited by bankruptcy or similar laws and except as the availability of equitable remedies is subject to judicial discretion.

     Section 3.2 Certain Matters Regarding Vader Shares. Vader represents and warrants that there are no restrictions on the transfer of the Vader Shares except as may appear on the certificates thereof, which contain the usual legend on shares of Vader acquired for investment. Upon Closing, the Vader Shares to be transferred to Jelken will be owned by Jelken free and clear of all liens, claims or other encumbrances derived from or through or known to Vader, other than the restrictions on shares purchased for investment in a private transaction. The Vader Shares have not been registered under the Securities Act of 1933, as amended, and are subject to Rule 144.


                                    ARTICLE 4

     Section 4.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     Section 4.2 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     Section 4.3 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Illinois.

     Section 4.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.



     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   JELKEN CORP.

                                   By  /s/ John Jellinek
                                     Its  President



                                   THE VADER GROUP, INC.

                                   By
                                     Its